Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:
James R. Ridings	Hala Aly
Chairman and Chief Executive Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	haly@halliburtonir.com

Craftmade International Announces Sales and Earnings Results
For Its Fiscal 2005 Second Quarter and First Six Months

— Net Income Increased 37.2%
EPS Increased 48.0% —

COPPELL, TEXAS, February 9, 2005 — Craftmade International, Inc. (Nasdaq: CRFT) today reported that net income increased 37.2% to $1,872,000 for its fiscal 2005 second quarter ended December 31, 2004, compared to net income of $1,364,000 for the same period in the previous year. On a fully diluted basis, net income per share increased 48.0% to $0.37 for the second quarter ended December 31, 2004, compared to earnings per share of $0.25 for the corresponding year-ago period. Fully diluted shares outstanding for the three month period were 5,057,000 compared to 5,477,000 for the same period last year.

The Company has also announced that it has entered into a non-binding letter of intent and is currently negotiating a definitive agreement to purchase all of the issued and outstanding capital stock of Bill Teiber Co., Inc., a Texas corporation doing business as Teiber Lighting Products. Teiber was established in 1968 as an importer and distributor of decorative light bulbs. Today, Teiber distributes over 3,000 different light bulbs and complementary lighting products as well as an extensive line of door chimes and pushbuttons from its three distribution centers.

Net sales for the Company declined $599,000 or 2.1% to $28,349,000 for the three month period ended December 31, 2004 compared to $28,948,000 for the same three month period last year. Net sales from the Craftmade segment decreased $278,000 or 2.2% to $12,268,000 for the three months ended December 31, 2004 from $12,546,000 for the same three month period last year. The decrease in sales of the Craftmade segment was primarily related to a general decline across product lines.

Net sales of the TSI segment declined $321,000, or 2.0% to $16,081,000 for the three months ended December 31, 2004 from $16,402,000 for the same three month period last year. The decrease was due to a $3,706,000 decline in Design Trends’ sales, partially offset by a net increase in sales of the remaining divisions of the mass retail segment, and a charge that reduced net sales in the second quarter of fiscal 2004 related to the roll out of a new product category at Prime Home Impressions, LLC (“PHI”), one of the Company’s 50%-owned subsidiaries.

Press Release
Craftmade International, Inc.
February 9, 2005

Design Trends’ sales decline was primarily due to changes in the buying pattern of its largest mass retail customer and to a lesser extent exiting from 118 stores. Craftmade’s management receives feedback from this retail customer, primarily at the time of the retail customer’s line review in connection with the annual reset of its lighting program. Based on the most recent line review, management believes that the retail customer remains committed to the lighting program with Design Trends. Management believes the decline in Design Trends’ revenue is related to changes in the retail customer’s sales forecasts, targeted levels of replenishment inventory, targeted inventory turns, and other factors that are within the control of the retail customer.

“Our second quarter 2005 sales did not meet our expectations, primarily due to the Design Trends’ lighting program. Because of those factors noted above, we believe that Design Trends’ sales will continue to decline for the remainder of the fiscal year compared to the same period a year ago,” commented James R. Ridings, Chairman and Chief Executive Officer of Craftmade. “However, because we are refocusing our efforts on lighting showrooms and specialty retailers, management believes net sales of the Craftmade segment will increase during the remaining half of the year. The Teiber acquisition will supplement this growth by allowing us to expand Teiber’s successful product lines to our existing customers.”

Gross profit of the Company as a percentage of sales increased to 31.1% for the three months ended December 31, 2004, compared to 26.4% for the same period of 2003. Gross profit benefited from a $304,000 reduction in cost of sales by an amount that had been accrued in prior periods related to import brokerage fees and duties (“Gross Profit Benefit”). The pre-tax earnings impact of the Gross Profit Benefit totaled $224,000 net of minority interest expense from the 50% owned subsidiaries. On an adjusted basis, gross profit as a percentage of sales was 30.0% for the second quarter.

The gross profit from the Craftmade division decreased to 37.5% of sales from 38.3% of sales in the year-ago period, primarily due to increased freight costs and increased product costs as a result of the weakening of the U.S. dollar compared to the Taiwan dollar, offset by the Gross Profit Benefit. The gross profit percentage of the TSI segment increased to 26.2% of sales for the three months ended December 31, 2004, compared to 17.3% of sales in the prior year period. The increase was due to the following (i) a $2,100,000 charge that reduced gross sales in the three months ended December 31, 2003 that was incurred in connection with the roll out of a new product to a customer of PHI, (ii) the implementation of a markdown accrual on sales to TSI’s largest mass retail customer, (iii) a decrease in outbound freight cost, and (iv) a $171,000 increase from the Gross Profit Benefit as described above.

Total selling, general and administrative (“SG&A”) expenses of the Company decreased $440,000 to $4,496,000 or 15.9% of net sales for the three months ended December 31, 2004 from $4,936,000 or 17.1% of net sales for the same three month period last year. Total SG&A expenses of the Craftmade segment increased $81,000 to $2,672,000 or 21.8% of sales compared to $2,591,000 or 20.7% of sales for the same period in the previous fiscal year. The increase was primarily related to an increase in salaries and benefits that resulted from the severance agreement with the Company’s former Chief Financial Officer. Total SG&A expenses of the TSI segment decreased $521,000 to $1,824,000 or 11.3% of sales compared to $2,345,000 or 14.3% of sales for the same period in the previous year. The decrease in

Press Release
Craftmade International, Inc.
February 9, 2005

SG&A expenses resulted from (i) a lower overhead allocation from the decline in sales of Design Trends, (ii) lower salary and wages as the result of reduced headcount from the closure of the TSI division’s California office and related severance costs incurred in the prior year quarter, and (iii) lower travel costs in the current year quarter from relocating employees from the California office in the prior year quarter. The Company anticipates SG&A expenses to increase in the remaining half of the year primarily as a result of higher costs from compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Pre-tax income from the Company’s 50%-owned subsidiaries increased $721,000 to $995,000 for the second quarter from $274,000 in the prior-year period. The increase resulted from a $2,100,000 charge that lowered pre-tax income in the second quarter of fiscal 2004 related to PHI’s new product rollout that did not occur in the second quarter of the current year. The corresponding decline in pre-tax income from the Company’s 50% owned subsidiaries resulted from a decline in net sales of Design Trends as discussed above.

Mr. Ridings concluded, “The outlook for the balance of the year remains positive. With continuing strong results in our businesses, we anticipate achieving our 20th consecutive year of profitability, as we anticipate 10% to 15% earnings per share growth for the remainder of fiscal 2005. We have also made significant progress in new product development that we believe will fuel growth for the future. These initiatives, along with the acquisition of Teiber Lighting Products, will enable us to offer a more complete product line to existing customers and expand our presence in the showroom market. Finally, we remain committed to creating long-term growth, building earnings power and increasing shareholder value through continuous internal improvements, selective acquisitions and disposition of assets, a focus on cash flow, and retention of outstanding people.”

A conference call to discuss the company’s second quarter fiscal 2005 results is scheduled for Thursday, February 10, at 10:00 a.m. Central Time. To participate in this call, dial (888) 565-1421 or (706) 758-9956 and refer to confirmation code 3823628. A replay of the conference call can also be accessed via the company’s Web site at www.craftmade.com.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.

Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.

Press Release
Craftmade International, Inc.
February 9, 2005

Craftmade International, Inc.
Summary Statements of Income (Unaudited)
(In thousands except per share data)

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Net sales	$28,349	$28,948	$57,374	$60,138
Cost of goods sold	19,537	21,305	40,042	42,275

Gross profit	8,812	7,643	17,332	17,863

Gross margin	31.1%	26.4%	30.2%	29.7%

Selling, general and administrative expenses	4,496	4,936	9,905	9,441
Interest expense, net	240	146	470	339
Depreciation and amortization	141	151	288	305

Total expenses	4,877	5,233	10,663	10,085

Income before income taxes and minority interests	3,935	2,410	6,669	7,778
Minority interests	995	274	1,561	1,921

Income before income taxes	2,940	2,136	5,108	5,857
Provision for income taxes	1,068	772	1,838	2,125

Net income	$1,872	$1,364	$3,270	$3,732

Basic earnings per common share	$0.37	$0.25	$0.65	$0.69

Diluted earnings per common share	$0.37	$0.25	$0.64	$0.68

Cash dividends declared per common share	$0.10	$0.10	$0.20	$0.20

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